EXHIBIT 99

CONTACT:
Michelle Sullivan
The Boston Beer Company
(617) 368-5165

THE BOSTON BEER COMPANY SIGNS BREWING AGREEMENT WITH
CITY BREWING COMPANY FOR ITS LATROBE, PA BREWERY

BOSTON BEER IN DISCUSSIONS WITH CITY BREWING ABOUT A BROADER
OWNERSHIP INTEREST IN THE BREWERY

BOSTON, MA (4/3/07) --- The Boston Beer Company, Inc. (NYSE: SAM) announced today that it has signed an agreement with a wholly-owned subsidiary of City Brewing Company to brew some of its beer in Latrobe, Pennsylvania. Boston Beer and City Brewing will immediately begin work to upgrade the brewery by purchasing equipment to allow for Samuel Adams' traditional brewing process, use of proprietary yeasts and extended aging time, and beer bottling and kegging. Brewing of Boston Beer products is expected to begin during the second quarter.

"This agreement gives us increased flexibility," said Martin Roper, President & CEO of The Boston Beer Company. "With increased interest from drinkers in high-quality, full flavored craft beers like Samuel Adams, our sales grew 17% in 2006. We felt it was important that we arrange additional brewing capacity to augment what we can brew in our other brewing locations and provide security and flexibility of supply while we continue to review our long-term brewing strategy. We chose the Latrobe site because it has a classic brewhouse and because of our solid partnership with City Brewing at their brewery in La Crosse, Wisconsin dating back to 2002."

This agreement with City Brewing Company is not expected to have an impact on brewing operations at the Company's breweries in Boston and Cincinnati.

"We continue to evaluate all our long-term brewing options, including building or buying capacity or entering further partnerships. We have retained engineering consultants to assess the feasibility, design and costs for a brewery on a site in Freetown, MA, and are in the process of obtaining preliminary bids. We remain in the due diligence phase to determine whether building a brewery on that site is feasible and will be the Company's best long-term brewing option. We currently expect to complete this assessment this summer."

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Boston Beer Company Signs Brewing Agreement with City Brewing
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The addition of The Boston Beer Company as a partner in Latrobe will ensure the historic brewhouse will be restarted. Boston Beer's investment in the Brewery is expected to be between $3m and $7m and commensurate with Boston Beer's commitment to the brewery, the parties are discussing the potential of Boston Beer having an ownership interest in the brewing facility.

"This is a great day for us," said Randy Smith, Chief Executive Officer of City Brewing Company. "This partnership ensures that Latrobe's historic brewery will be back up and running and is the first step in building a thriving and vibrant operation in Latrobe on a long-term basis."

"It's important to emphasize that this agreement in no way indicates declining interest in possible brewery construction in Freetown, MA," Roper added. "To the contrary, this agreement with City Brewing gives us greater flexibility in planning our brewing strategy and allows us more time to be thorough in our due diligence regarding our brewery construction decision."

The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beer. Founder and brewer Jim Koch brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process and the world's finest, all-natural ingredients. With more than 21 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams is an independent brewery and has slightly more than one half of one percent of the domestic beer market. Forbes magazine named The Boston Beer Company to its annual list of America's 200 Best Small Companies in 2006. The company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid-1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com, or visit www.bostonbeer.com for financial information.

City Brewing Company is one of the nation's leading producers of alcoholic and non alcoholic beverages for leading beverage companies.

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